Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Wedgewood Investment Group, Inc. on Form SB-2 of our report dated, January 12, 2008 relating to the consolidated financial statements of Wedgewood Investment Group, Inc. for the period ending September 18, 2007.

/s/ Sara Jenkins

The Blackwing Group, LLC

Independence, MO

January 12, 2008